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                                                                Exhibit 99.1

                               [FALCON logo]
PRESS RELEASE

FOR FURTHER INFORMATION
AT THE COMPANY:
Franklin A. Jacobs
9387 Dielman Industrial Drive
St. Louis, MO 63132
(314) 991-9200

FOR IMMEDIATE RELEASE: Tuesday, January 18, 2005

              FALCON PRODUCTS PROVIDES UPDATE ON RESTRUCTURING
              ------------------------------------------------
                    DISCUSSIONS AND BOND INTEREST PAYMENT
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         ST. LOUIS, MISSOURI, January 18, 2005 - Falcon Products, Inc. (Pink
Sheets: FCPR.PK), a leading manufacturer of commercial furniture, announced that it is continuing its efforts to negotiate a consensual financial restructuring of its balance sheet. The Company has received proposals from representatives of two creditor constituencies. Both proposals involve the infusion of additional equity capital and the conversion of debt to equity. These transactions, if consummated, would result in a reduction of approximately $145-165 million of debt which would enable the Company to return its focus towards growing its business and taking advantage of opportunities within the markets it serves. Both proposals also focus on safeguarding the interests of the Company's customers, vendors and employees. Although the Company is actively seeking to reach agreement regarding a consensual financial restructuring plan there can be no assurances that this will occur.

         The Company also announced that it did not make its interest payment under the Notes within the 30-day grace period that commenced on December 15, 2004. As a result, an event of default has occurred under the
Note indenture. In addition, as previously announced, the Company continues to be in default under its senior credit facilities. The Company is currently finalizing negotiations with its senior lenders to provide the Company with additional interim liquidity while the restructuring negotiations continue. There can, however, be no assurances that these efforts will be successful.


                               [FALCON logo]
Falcon Products
Add  - 2 -

         The Company believes it is likely that any financial restructuring it undertakes will be implemented through court assisted reorganization. Based on the restructuring proposals received by the Company, amounts due vendors would not be impacted by any such reorganization, assuming a consensual agreement is reached. The Company will continue to invest substantial time and resources in its efforts to reach a consensual agreement on a financial restructuring plan while at the same time evaluating alternatives that may be appropriate. There can, however, be no assurances that any transaction contemplated by the proposals will be consummated.

         Falcon Products, Inc. is the leader in the commercial furniture markets it serves, with well-known brands, the largest manufacturing base and the largest sales force. Falcon and its subsidiaries design, manufacture and market products for the hospitality and lodging, food service, office, healthcare and education segments of the commercial furniture market. Falcon, headquartered in St. Louis, Missouri, currently operates 8 manufacturing facilities throughout the world and has approximately 2,100 employees.

         Certain statements in this press release that are not historical facts may be "forward-looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. Such factors include the Company's ability to work out a consensual arrangement with its creditor constituencies, the ability to consummate an arrangement with lenders to provide interim liquidity, the continued forbearance by the Company's lenders from exercising remedies under the Company's credit arrangement, the Company's ability to grow its business and take advantage of opportunities within the markets it serves and the Company's success with its liquidity improvement initiatives. The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.